EX99.2 - Glossary of Mining Terms

Glossary of Mining Terms

A B C D E F G H I J K L M N O P Q R S T U V W X Y Z

A

Acidic precipitation - Snow and rain that have a low pH, caused by sulphur dioxide and nitric oxide gases from industrial activity released into the atmosphere.
Acidic rocks - Igneous rock carrying a high (greater than 65%) proportion of silica.
Acid mine drainage - Acidic run-off water from mine waste dumps and mill tailings ponds containing sulphide minerals. Also refers to ground water pumped to surface from mines.
Adit - An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.
Aerial magnetometer - An instrument used to measure magnetic field strength from an airplane.
Aeromagnetic survey - A geophysical survey using a magnetometer aboard, or towed behind, an aircraft.
Agglomerate - A breccia composed largely or entirely of fragments of volcanic rocks.
Agglomeration - A method of concentrating valuable minerals based on their adhesion properties.
Agitation - In metallurgy, the act or state of being stirred or shaken mechanically, sometimes accomplished by the introduction of compressed air.
Airborne survey - A survey made from an aircraft to obtain photographs, or measure magnetic properties, radioactivity, etc.
Alloy - A compound of two or more metals.
Alluvium - Relatively recent deposits of sedimentary material laid down in river beds, flood plains, lakes, or at the base of mountain slopes. (adj. alluvial)
Alpha meter - An instrument used to measure positively charged particles emitted by radioactive materials.
Alpha ray - A positively charged particle emitted by certain radioactive materials.
Alteration - Any physical or chemical change in a rock or mineral subsequent to its formation. Milder and more localized than metamorphism.
Amorphous - A term applied to rocks or minerals that possess no definite crystal structure or form, such as amorphous carbon.
Amortization - The gradual and systematic writing off of a balance in an account over an appropriate period.
Amphibolite - A gneiss or schist largely made up of amphibole and plagioclase minerals.
ANFO - Acronym for ammonium nitrate and fuel oil, a mixture used as a blasting agent in many mines.
Annual report - The formal financial statements and report on operations issued by a corporation to its shareholders after its fiscal year-end.
Anode - A rectangular plate of metal cast in a shape suitable for refining by the electrolytic process.
Anomaly - Any departure from the norm which may indicate the presence of mineralization in the underlying bedrock.
Anthracite - A hard, black coal containing a high percentage of fixed carbon and a low percentage of volatile matter.
Anticline - An arch or fold in layers of rock shaped like the crest of a wave.
Apex - The top or terminal edge of a vein on surface or its nearest point to the surface.
Ash - The inorganic residue remaining after ignition of coal.
Assay - A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.
Assay foot (metre, inch, centimetre) - The assay value multiplied by the number of feet, metres, inches, centimetres across which the sample is taken.
Assay map - Plan view of an area indicating assay values and locations of all samples taken on the property.
Assessment work - The amount of work, specified by mining law, that must be performed each year in order to retain legal control of mining claims.
Authorized capital - see capital stock.
Autogenous grinding - The process of grinding ore in a rotating cylinder using large pieces of the ore instead of conventional steel balls or rods.

B

Back - The ceiling or roof of an underground opening.
Backfill - Waste material used to fill the void created by mining an orebody.
Background - Minor amounts of radioactivity due not to abnormal amounts of radioactive minerals nearby, but to cosmic rays and minor residual radioactivity in the vicinity.
Back sample - Rock chips collected from the roof or back of an underground opening for the purpose of determining grade.
Backwardation - A situation when the cash or spot price of a metal stands at a premium over the price of the metal for delivery at a forward date.
Balance sheet - A formal statement of the financial position of a company on a particular day, normally presented to shareholders once a year.
Ball mill - A steel cylinder filled with steel balls into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.
Banded iron formation - A bedded deposit of iron minerals.
Basalt - An extrusive volcanic rock composed primarily of plagioclase, pyroxene and some olivine.
Basal till - Unsorted glacial debris at the base of the soil column where it comes into contact with the bedrock below.
Basement rocks - The underlying or older rock mass. Often refers to rocks of Precambrian age which may be covered by younger rocks.
Base camp - Centre of operations from which exploration activity is conducted.
Base metal - Any non-precious metal (eg. copper, lead, zinc, nickel, etc.).
Basic rocks - Igneous rocks that are relatively low in silica and composed mostly of dark-colored minerals.|
Batholith - A large mass of igneous rock extending to great depth with its upper portion dome-like in shape. Similar, smaller masses of igneous rocks are known as bosses or plugs.
Bauxite - A rock made up of hydrous aluminum oxides; the most common aluminum ore.
Bear market - Term used to describe market conditions when share prices are declining.
Bedding - The arrangement of sedimentary rocks in layers.
Beneficiate - To concentrate or enrich; often applied to the preparation of iron ore for smelting.
Bentonite - A clay with great ability to absorb water and which swells accordingly.
Bessemer - An iron ore with a very low phosphorus content.
Bio-leaching - A process for recovering metals from low-grade ores by dissolving them in solution, the dissolution being aided by bacterial action.
Biotite - A platy magnesium-iron mica, common in igneous rocks.
Bit - The cutting end of a drill frequently made of an extremely hard material such as industrial diamonds or tungsten carbide.
Blackjack - A miner's term for sphalerite (zinc sulphide).
Black smoker - Volcanic vent found in areas of active ocean floor spreading, through which sulphide-laden fluids escape.
Blaster - A mine employee responsible for loading, priming and detonating blastholes.
Blast furnace - A reaction vessel in which mixed charges of oxide ores, fluxes and fuels are blown with a continuous blast of hot air and oxygen-enriched air for the chemical reduction of metals to their metallic state.
Blasthole - A drill hole in a mine that is filled with explosives in order to blast loose a quantity of rock.
Blister copper - A crude form of copper (assaying about 99%) produced in a smelter, which requires further refining before being used for industrial purposes.
Block caving - An inexpensive method of mining in which large blocks of ore are undercut, causing the ore to break or cave under its own weight.
Board lot - One hundred shares.
Bond - An agreement to pay a certain amount of interest over a given period of time.
Boom - A telescoping, hydraulically powered steel arm on which drifters, manbaskets and hydraulic hammers are mounted.
Box hole - A short raise or opening driven above a drift for the purpose of drawing ore from a stope, or to permit access.
Break - Loosely used to describe a large-scale regional shear zone or structural fault.
Breast - A working face in a mine, usually restricted to a stope.
Breccia - A rock in which angular fragments are surrounded by a mass of fine-grained minerals.
Broken reserves - The ore in a mine which has been broken by blasting but which has not yet been transported to surface.
Brunton compass - A pocket compass equipped with sights and a reflector, used for sighting lines, measuring dip and carrying out preliminary surveys.
Bulk mining - Any large-scale, mechanized method of mining involving many thousands of tonnes of ore being brought to surface per day.
Bulk sample - A large sample of mineralized rock, frequently hundreds of tonnes, selected in such a manner as to be representative of the potential orebody being sampled. Used to determine metallurgical characteristics.
Bullion - Metal formed into bars or ingots.
Bull market - Term used to describe financial market conditions when share prices are going up.
Bull quartz - A prospector's term for white, coarse-grained, barren quartz.
Byproduct - A secondary metal or mineral product recovered in the milling process.

C

Cable bolt - A steel cable, capable of withstanding tens of tonnes, cemented into a drillhole to lend support in blocky ground.
Cage - The conveyance used to transport men and equipment between the surface and the mine levels.
Calcine - Name given to concentrate that is ready for smelting (i.e. the sulphur has been driven off by oxidation).
Call - An option to buy shares at a specified price. The opposite of a "put".
Capitalization - A financial term used to describe the value financial markets put on a company. Determined by multiplying the number of outstanding shares of a company by the current stock price.
Capital stock - The total ownership of a limited liability company divided among a specified number of shares.
Captive stope - A stope that is accessible only through a manway.
Carbon-in-pulp - A method of recovering gold and silver from pregnant cyanide solutions by adsorbing the precious metals to granules of activated carbon, which are typically ground up coconut shells.
Cash flow - The net of the inflow and outflow of cash during an accounting period. Does not account for depreciation or bookkeeping write-offs which do not involve an actual cash outlay.
Cathode - A rectangular plate of metal, produced by electrolytic refining, which is melted into commercial shapes such as wirebars, billets, ingots, etc.
Cesium magnetometer - An geophysical instrument which measures magnetic field strength in terms of vertical gradient and total field.
Chalcocite - A sulphide mineral of copper common in the zone of secondary enrichment.
Chalcopyrite - A sulphide mineral of copper and iron; the most important ore mineral of copper.
Change house - The mine building where workers change into work clothes; also known as the "dry".
Channel sample - A sample composed of pieces of vein or mineral deposit that have been cut out of a small trench or channel, usually about 10 cm wide and 2 cm deep.
Charter - A document issued by a governing authority creating a company or other corporation.
Chartered bank - A financial institution that accepts deposits and provides loans.
Chip sample - A method of sampling a rock exposure whereby a regular series of small chips of rock is broken off along a line across the face.
Chromite - The chief ore mineral of chromium.
Chute - An opening, usually constructed of timber and equipped with a gate, through which ore is drawn from a stope into mine cars.
Cinnabar - A vermilion-colored ore mineral of mercury.
Circulating load - Over-sized chunks of ore returned to the head of a closed grinding circuit before going on to the next stage of treatment.
Claim - A portion of land held either by a prospector or a mining company. In Canada, the common size is 1,320 ft. (about 400 m) square, or 40 acres (about 16 ha).
Clarification - Process of clearing dirty water by removing suspended material.
Classifier - A mineral-processing machine which separates minerals according to size and density.
Clay - A fine-grained material composed of hydrous aluminum silicates.
Cleavage - The tendency of a mineral to split along crystallographic planes.
Closed circuit - A loop in the milling process wherein a selected portion of the product of a machine is returned to the head of the machine for finishing to required specification.
Coal - A carbonaceous rock mined for use as a fuel.
Coalification - The metamorphic processes of forming coal.
Collar - The term applied to the timbering or concrete around the mouth of a shaft; also used to describe the top of a mill hole.
Column flotation - A milling process, carried out in a tall cylindrical column, whereby valuable minerals are separated from gangue minerals based on their wetability properties.
Common stock - Shares in a company which have full voting rights which the holders use to control the company in common with each other. There is no fixed or assured dividend as with preferred shares, which have first claim on the distribution of a company's earnings or assets.
Complex ore - An ore containing a number of minerals of economic value. The term often implies that there are metallurgical difficulties in liberating and separating the valuable metals.
Cone crusher - A machine which crushes ore between a gyrating cone or crushing head and an inverted, truncated cone known as a bowl.
Concentrate - A fine, powdery product of the milling process containing a high percentage of valuable metal.
Concentrator - A milling plant that produces a concentrate of the valuable minerals or metals. Further treatment is required to recover the pure metal.
Confirmation - A form delivered by a broker to the client, setting forth the details of stock sales or purchases for the client.
Conglomerate - A sedimentary rock consisting of rounded, water-worn pebbles or boulders cemented into a solid mass.
Contact - A geological term used to describe the line or plane along which two different rock formations meet.
Contact metamorphism - Metamorphism of country rocks adjacent to an intrusion, caused by heat from the intrusion.
Contango - A situation in which the price of a metal for forward or future delivery stands at a premium over the cash or spot price of the metal.
Continuous miner - A piece of mining equipment which produces a continuous flow of ore from the working face.
Controlled blasting - Blasting patterns and sequences designed to achieve a particular objective. Cast blasting, where the muck pile is cast in a particular direction, and deck blasting, where holes are loaded once but blasted in successive blasts days apart, are examples.
Converter - In copper smelting, a furnace used to separate copper metal from matte.
Core - The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.
Core barrel - That part of a string of tools in a diamond drill hole in which the core specimen is collected.
Cordillera - The continuous chain of mountain ranges on the western margin of North and South America.
Country rock - Loosely used to describe the general mass of rock adjacent to an orebody. Also known as the host rock.
Crosscut - A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.
Crust - The outermost layer of the Earth; includes both continental and oceanic crust.
Cum-dividend - Buyer entitled to pending dividend payment.
Current assets - Assets of company which can and are likely to be converted into cash within a year. Includes cash, marketable securities, accounts receivable and supplies.
Current liabilities - A company's debts that are payable within a year's time.
Custom smelter - A smelter which processes concentrates from independent mines. Concentrates may be purchased or the smelter may be contracted to do the processing for the independent company.
Cut-and-fill - A method of stoping in which ore is removed in slices, or lifts, and then the excavation is filled with rock or other waste material (backfill), before the subsequent slice is extracted.
Cut value - Applies to assays that have been reduced to some arbitrary maximum to prevent erratic high values from inflating the average.
Cyanidation - A method of extracting exposed gold or silver grains from crushed or ground ore by dissolving it in a weak cyanide solution. May be carried out in tanks inside a mill or in heaps of ore out of doors.
Cyanide - A chemical species containing carbon and nitrogen used to dissolve gold and silver from ore.

D

Day order - An order to buy or sell shares, good only on the day the order was entered.
Debenture - See bonds.
Debt financing - Method of raising capital whereby companies borrow money from a lending institution.
Deck - The area around the shaft collar where men and materials enter the cage to be lowered underground.
Decline - A sloping underground opening for machine access from level to level or from surface; also called a ramp.
Deferred charges - Expenses incurred but not charged against the current year's operation.
Depletion - An accounting device, used primarily in tax computations. It recognizes the consumption of an ore deposit, a mine's principal asset.
Depreciation - The periodic, systematic charging to expense of plant assets reflecting the decline in economic potential of the assets.
Development - Underground work carried out for the purpose of opening up a mineral deposit. Includes shaft sinking, crosscutting, drifting and raising.
Development drilling - drilling to establish accurate estimates of mineral reserves.
Diabase - A common basic igneous rock usually occurring in dykes or sills.
Diamond - The hardest known mineral, composed of pure carbon; low-quality diamonds are used to make bits for diamond drilling in rock.
Diamond drill - A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two cm or more in diameter.
Diamond driller - A person who operates a diamond drill.
Dilution (mining) - Rock that is , by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.
Dilution (of shares) - A decrease in the value of a company's shares caused by the issue of treasury shares.
Diorite - An intrusive igneous rock composed chiefly of sodic plagioclase, hornblende, biotite or pyroxene.
Dip - The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.
Dip needle - A compass with the needle mounted so as to swing in a vertical plane, used for prospecting to determine the magnetic attraction of rocks.
Directional drilling - A method of drilling involving the use of stabilizers and wedges to direct the orientation of the hole.
Discount - The minimum price below the par value at which treasury shares may legally be sold.
Disseminated ore - Ore carrying small particles of valuable minerals spread more or less uniformly through the host rock.
Dividend - Cash or stock awarded to preferred and common shareholders at the discretion of the company's board of directors.
Dividend claim - Made when a dividend has been paid to the previous holder because stock has not yet been transferred to the name of the new owner.
Dor bar - The final saleable product of a gold mine. Usually consisting of gold and silver.
Drag fold - The result of the plastic deformation of a rock unit where it has been folded or bent back on itself.
Drawpoint - An underground opening at the bottom of a stope through which broken ore from the stope is extracted.
Drift - A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a crosscut which crosses the rock formation.
Drifter - A hydraulic rock drill used to drill small-diameter holes for blasting or for installing rock bolts.
Drill-indicated reserves - The size and quality of a potential orebody as suggested by widely spaced drillholes; more work is required before reserves can be classified as probable or proven.
Dry - A building where the miner changes into working clothes.
Due diligence - The degree of care and caution required before making a decision; loosely, a financial and technical investigation to determine whether an investment is sound.
Dump - A pile of broken rock or ore on surface.
Dyke - A long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.

E

Electrolysis - An electric current is passed through a solution containing dissolved metals, causing the metals to be deposited onto a cathode.
Electrolytic refining - The process of purifying metal ingots that are suspended as anodes in an electrolytic bath, alternated with refined sheets of the same metal which act as starters or cathodes.
EM survey - A geophysical survey method which measures the electromagnetic properties of rocks.
En echelon - Roughly parallel but staggered structures.
Environmental impact study - A written report, compiled prior to a production decision, that examines the effects proposed mining activities will have on the natural surroundings.
Epigenetic - Orebodies formed by hydrothermal fluids and gases that were introduced into the host rocks from elsewhere, filling cavities in the host rock.
Epithermal deposit - A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals or, more rarely, base metals.
Equity financing - The provision of funds by buying shares.
Era - A large division of geologic time - the Precambrian era, for example.
Erosion - The breaking down and subsequent removal of either rock or surface material by wind, rain, wave action, freezing and thawing and other processes.
Erratic - Either a piece of visible gold or a large glacial boulder.
Escrowed shares - Shares deposited in trust pending fulfilment of certain conditions, and not ordinarily available to trading until released.
Ex-dividend - On stocks selling "ex-dividend", the seller retains the right to a pending dividend payment.
Exploration - Prospecting, sampling, mapping, diamond drilling and other work involved in searching for ore.

F

Face - The end of a drift, crosscut or stope in which work is taking place.
Fault - A break in the Earth's crust caused by tectonic forces which have moved the rock on one side with respect to the other.
Feldspar - A group of common rock-forming minerals that includes microcline, orthoclase, plagioclase and others.
Felsic - Term used to describe light-colored rocks containing feldspar, feldspathoids and silica.
Ferrous - Containing iron.
Fine gold - Fineness is the proportion of pure gold or silver in jewelry or bullion expressed in parts per thousand. Thus, 925 fine gold indicates 925 parts out of 1,000, or 92.5% is pure gold.
Fissure - An extensive crack, break or fracture in rocks.
Fixed Assets - Possessions such as buildings, machinery and land which, as opposed to current assets, are unlikely to be converted into cash during the normal business cycle.
Float - Pieces of rock that have been broken off and moved from their original location by natural forces such as frost or glacial action.
Flotation - A milling process in which valuable mineral particles are induced to become attached to bubbles and float as others sink.
Flowsheet - An illustration showing the sequence of operations, step by step, by which ore is treated in a milling, concentration or smelting process.
Flow-through shares - Shares in an exploration company that allow the tax deduction or credits for mineral exploration to be passed to the investor.
Flux - A chemical substance that reacts with gangue minerals to form slags, which are liquid at furnace temperature and low enough in density to float on the molten bath of metal or matte.
Fluxgate magnetometer - An instrument used in geophysics to measure total magnetic field.
Fold - Any bending or wrinkling of rock strata.
Footwall - The rock on the underside of a vein or ore structure.
Forward contract - The sale or purchase of a commodity for delivery at a specified future date.
Fracture - A break in the rock, the opening of which allows mineral-bearing solutions to enter. A "cross-fracture" is a minor break extending at more-or-less right angles to the direction of the principal fractures.
Free milling - Ores of gold or silver from which the precious metals can be recovered by concentrating methods without resorting to pressure leaching or other chemical treatment.

G

Gabbro - A dark, coarse-grained igneous rock.
Galena - Lead sulphide, the most common ore mineral of lead.
Gamma - A unit of measurement of magnetic intensity.
Gangue - The worthless minerals in an ore deposit.
Geiger counter - An instrument used to measure the radioactivity that emanates from certain minerals by means of a Geiger-Mueller tube.
Geochemistry - The study of the chemical properties of rocks.
Geology - The science concerned with the study of the rocks which compose the Earth.
Geophysics - The study of the physical properties of rocks and minerals.
Geophysical survey - A scientific method of prospecting that measures the physical properties of rock formations. Common properties investigated include magnetism, specific gravity, electrical conductivity and radioactivity.
Geothermal - Pertains to the heat of the Earth's interior.
Glacial drift - Sedimentary material that has been transported by glaciers.
Glacial striations - Lines or scratches on a smooth rock surface caused by glacial abrasion.
Glory hole - An open pit from which ore is extracted, especially where broken ore is passed to underground workings before being hoisted.
Gneiss - A layered or banded crystalline metamorphic rock, the grains of which are aligned or elongated into a roughly parallel arrangement.
Gold loan - A form of debt financing whereby a potential gold producer borrows gold from a lending institution, sells the gold on the open market, uses the cash for mine development, then pays back the gold from actual mine production.
Gossan - The rust-colored capping or staining of a mineral deposit, generally formed by the oxidation or alteration of iron sulphides.
Gouge - Fine, putty-like material composed of ground-up rock found along a fault.
Grab sample - A sample from a rock outcrop that is assayed to determine if valuable elements are contained in the rock. A grab sample is not intended to be representative of the deposit, and usually the best-looking material is selected.
Graben - A downfaulted block of rock.
Granite - A coarse-grained intrusive igneous rock consisting of quartz, feldspar and mica.
Gravity meter, gravimeter - An instrument for measuring the gravitational attraction of the earth; gravitational attraction varies with the density of the rocks in the vicinity.
Greenstone belt - An area underlain by metamorphosed volcanic and sedimentary rocks, usually in a continental shield.
Grizzly (or mantle) - A grating, usually constructed of steel rails, placed over the top of a chute or ore pass for the purpose of stopping large pieces of rock or ore that may hang up in the pass.
Gross value - The theoretical value of ore determined simply by applying the assay of metal or metals and the current market price. It must be used only with caution and severe qualification.
Gross value royalty - A share of gross revenue from the sale of minerals from a mine.
Grouting - The process of sealing off a water flow in rocks by forcing a thin slurry of cement or other chemicals into the crevices; usually done through a diamond drill hole.
Grubstake - Finances or supplies of food, etc., furnished to a prospector in return for an interest in any discoveries made.
Guides - The timber rails installed along the walls of a shaft for steadying, or guiding, the cage or conveyance.
Gypsum - A sedimentary rock consisting of hydrated calcium sulphate.
Gyratory crusher - A machine that crushes ore between an eccentrically mounted crushing cone and a fixed crushing throat. Typically has a higher capacity than a jaw crusher.

H

Halite - Rock salt.
Hangingwall - The rock on the upper side of a vein or ore deposit.
Head grade - The average grade of ore fed into a mill.
Heap leaching - A process whereby valuable metals, usually gold and silver, are leached from a heap, or pad, of crushed ore by leaching solutions percolating down through the heap and collected from a sloping, impermeable liner below the pad.
Hedging - Taking a buy or sell position in a futures market opposite to a position held in the cash market to minimize the risk of financial loss from an adverse price change.
Hematite - An oxide of iron, and one of that metal's most common ore minerals.
High grade - Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.
High-grader - One who steals rich ore, especially gold, from a mine.
Hoist - The machine used for raising and lowering the cage or other conveyance in a shaft.
Holding company - A corporation engaged principally in holding a controlling interest in one or more other companies.
Hornfels - A fine-grained contact metamorphic rock.
Horse - A mass of waste rock lying within a vein or orebody.
Horst - An upfaulted block of rock.
Host rock - The rock surrounding an ore deposit.
Hydrometallurgy - The treatment of ore by wet processes, such as leaching, resulting in the solution of a metal and its subsequent recovery.
Hydrothermal - Relating to hot fluids circulating in the earth's crust.

I

Igneous rocks - Rocks formed by the solidification of molten material from far below the earth's surface.
Ilmenite - An ore mineral of titanium, being an iron-titanium oxide.
Induced polarization - A method of ground geophysical surveying employing an electrical current to determine indications of mineralization.
Industrial minerals - Non-metallic, non-fuel minerals used in the chemical and manufacturing industries. Examples are asbestos, gypsum, salt, graphite, mica, gravel, building stone and talc.
Initial public offering - The first sale of shares to the public, usually by subscription from a group of investment dealers.
Institutional investors - Pension funds and mutual funds, managing money for a large number of individual investors.
Intermediate rock - An igneous rock containing 52% to 66% quartz.
Intrusive - A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.
Ion exchange - An exchange of ions in a crystal with irons in a solution. Used as a method for recovering valuable metals, such as uranium, from solution.

J

Jaw crusher - A machine in which rock is broken by the action of steel plates.
Jig - A piece of milling equipment used to concentrate ore on a screen submerged in water, either by the reciprocating motion of the screen or by the pulsation of water through it.

K

Kimberlite - A variety of peridotite; the most common host rock of diamonds.

L

Lagging - Planks or small timbers placed between steel ribs along the roof of a stope or drift to prevent rocks from falling, rather than to support the main weight of the overlying rocks.
Lamprophyre - An igneous rock, composed of dark minerals, that occurs in dykes; sometimes contains diamonds.
Laterite - A residual soil, ususally found in tropical countries, out of which the silica has been leached. May form orebodies of iron, nickel, bauxite and manganese.
Launder - A chute or trough for conveying pulp, water or powdered ore in a mill.
Lava - A general name for the molten rock ejected by volcanoes.
Leachable - Extractable by chemical solvents.
Leaching - A chemical process for the extraction of valuable minerals from ore; also, a natural process by which ground waters dissolve minerals, thus leaving the rock with a smaller proportion of some of the minerals than it contained originally.
Lens - Generally used to describe a body of ore that is thick in the middle and tapers towards the ends.
Lenticular - A deposit having roughly the form of a double convex lens.
Level - The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 metres or more apart.
Lignite - A soft, low-rank, brownish-black coal.
Limestone - A bedded, sedimentary deposit consisting chiefly of calcium carbonate.
Limit order - An order made by a client to a broker to buy or sell shares at a specified price or better.
Limonite - A brown, hydrous iron oxide.
Line cutting - Straight clearings through the bush to permit sightings for geophysical and other surveys.
Lode - A mineral deposit in solid rock.
Logging - The process of recording geological observations of drill core either on paper or on computer disk.
London fix - The twice-daily bidding session held by five dealing companies to set the gold price. There are also daily London fixes to set the prices of other precious metals.
London Metals Exchange - A major bidding market for base metals, which operates daily in London.
Long position - Securities owned outright or carried on margin.
Long ton - 2,240 lbs. avoirdupois (compared with a short ton, which is 2,000 lbs.).

M

Mafic - Igneous rocks composed mostly of dark, iron- and magnesium-rich minerals.
Magma - The molten material deep in the Earth from which rocks are formed.
Magmatic segregation - An ore-forming process whereby valuable minerals are concentrated by settling out of a cooling magma.
Magnetic gradient survey - A geophysical survey using a pair of magnetometers a fixed distance apart, to measure the difference in the magnetic field with height above the ground.
Magnetic separation - A process in which a magnetically susceptible mineral is separated from gangue minerals by applying a strong magnetic field; ores of iron are commonly treated in this way.
Magnetic susceptibility - A measure of the degree to which a rock is attracted to a magnet.
Magnetic survey - A geophysical survey that measures the intensity of the Earth's magnetic field.
Magnetite - Black, magnetic iron ore, an iron oxide.
Magnetometer - An instrument used to measure the magnetic attraction of underlying rocks.
Map-staking - A form of claim-staking practised in some jurisdictions whereby claims are staked by drawing lines around the claim on claim maps at a government office.
Marble - A metamorphic rock derived from the recrystallization of limestone under intense heat and pressure.
Margin - Cash deposited with a broker as partial payment of the purchase price for any type of listed stock. The stock is held by the broker as security for the loan.
Marginal deposit - An orebody of minimal profitability.
Market order - An order to buy or sell at the best price available. In absence of any specified price or limit, an order is considered to be "at the market".
Matte - A product of a smelter, containing metal and some sulphur, which must be refined further to obtain pure metal.
Metallurgical coal - Coal used to make steel.
Metallurgy - The study of extracting metals from their ores.
Metamorphic rocks - Rocks which have undergone a change in texture or composition as the result of heat and/or pressure.
Metamorphism - The process by which the form or structure of rocks is changed by heat and pressure.
Migmatite - Rock consisting of thin, alternating layers of granite and schist.
Mill - A plant in which ore is treated and metals are recovered or prepared for smelting; also a revolving drum used for the grinding of ores in preparation for treatment.
Milling ore - Ore that contains sufficient valuable mineral to be treated by milling process.
Millivolts - A measure of the voltage of an electric current, specifically, one-thousandth of a volt.
Minable reserves - Ore reserves that are known to be extractable using a given mining plan.
Mineral - A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.
Muck - Ore or rock that has been broken by blasting.
Muck sample - A representative piece of ore that is taken from a muck pile and then assayed to determine the grade of the pile.

N

Nanotesla - The international unit for measuring magnetic flux density.
Native metal - A metal occurring in nature in pure form, uncombined with other elements.
Net profit interest - A portion of the profit remaining after all charges, including taxes and bookkeeping charges, such as depreciation, have been deducted.
Net smelter return - A share of the net revenues generated from the sale of metal produced by a mine.
Net worth - The difference between total assets and total liabilities.
Norite - A coarse-grained igneous rock that is host to copper/nickel deposits in the Sudbury area of Ontario.
Nugget - A small mass of precious metal, found free in nature.

O

Odd lot - A block of shares that is less than a board lot.
Open order - An order to buy or sell stock, which is good until cancelled by the client.
Open pit - A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.
Option - An agreement to purchase a property reached between the property vendor and some other party who wishes to explore the property further.
Option (on stock) - The right to buy or sell a share at a set price, regardless of market value.
Ore - A mixture of ore minerals and gangue from which at least one of the metals can be extracted at a profit.
Ore pass - Vertical or inclined passage for the downward transfer of ore connecting a level with the hoisting shaft or a lower level.
Orebody - A natural concentration of valuable material that can be extracted and sold at a profit.
Ore Reserves - The calculated tonnage and grade of mineralization which can be extracted profitably; classified as possible, probable and proven according to the level of confidence that can be placed in the data.
Oreshoot - The portion, or length, of a vein or other structure that carries sufficient valuable minerals to be extracted profitably.
Organic maturation - The process of turning peat into coal.
Orogeny - A period of mountain-building characterized by the folding of a portion of the earth's crust.
Outcrop - An exposure of rock or mineral deposit that can be seen on surface, that is, not covered by soil or water.
Overturned - Where the oldest sedimentary rock beds are lying on top of a younger beds.
Oxidation - A chemical reaction caused by exposure to oxygen that results in a change in the chemical composition of a mineral.

P

Pan - To wash gravel, sand or crushed rock samples in order to isolate gold or other valuable metals by their higher density.
Participating interest - A company's interest in a mine, which entitles it to a certain percentage of profits in return for putting up an equal percentage of the capital cost of the project.
Par value - The stated face value of a stock. Par value shares have no specified face value, but the total amount of authorized capital is set down in the company's charter.
Patent - The ultimate stage of holding a mineral claim, after which no more assessment work is necessary because all mineral rights have been earned.
Pegmatite - A coarse-grained, igneous rock, generally coarse, but irregular in texture, and similar to a granite in composition; usually occurs in dykes or veins and sometimes contains valuable minerals.
Pellet - A marble-sized ball of iron ore fused with clay for transportation and use in steelmaking.
Pentlandite - Nickel iron sulphide, the most common nickel ore.
Peridotite - An intrusive igneous rock consisting mainly of olivine.
Phaneritic - A term used to describe the coarse-grained texture of some igneous rocks.
Picket line - A reference line, marked by pickets or stakes, established on a property for mapping and survey purposes.
Pig iron - Crude iron from a blast furnace.
Pillar - A block of solid ore or other rock left in place to structurally support the shaft, walls or roof of a mine.
Pitchblende - An important uranium ore mineral. It is black in color, possesses a characteristic greasy lustre and is highly radioactive.
Placer - A deposit of sand and gravel containing valuable metals such as gold, tin or diamonds.
Plant - A building or group of buildings in which a process or function is carried out; at a mine site it will include warehouses, hoisting equipment, compressors, maintenance shops, offices and the mill or concentrator.
Plate tectonics - A geological theory which postulates that the Earth's crust is made up of a number of rigid plates which collide, rub up against and spread out from one another.
Plug - A common name for a small offshoot from a large body of molten rock.
Plunge - The vertical angle a linear geological feature makes with the horizontal plane.
Plutonic - Refers to rocks of igneous origin that have come from great depth.
Point - Unit of value of a stock as quoted by a stock exchange. May represent one dollar, one cent or one-eighth of a dollar, depending on the stock exchange.
Polishing pond - The last in a series of settling ponds through which mill effluent flows before being discharged into the natural environment.
Pooling shares - See escrowed shares.
Porphyry - Any igneous rock in which relatively large crystals , called phenocrysts, are set in a fine-grained groundmass.
Porphyry copper - A deposit of disseminated copper minerals in or around a large body of intrusive rock.
Portal - The surface entrance to a tunnel or adit.
Portfolio - A list of financial assets.
Possible reserves - Valuable mineralization not sampled enough to accurately estimate its tonnage and grade, or even verify its existence. Also called "inferred reserves."
Potash - Potassium compounds mined for fertilizer and for use in the chemical industry.
Precambrian Shield - The oldest, most stable regions of the earth's crust, the largest of which is the Canadian Shield.
Preferred shares - Shares of a limited liability company that rank ahead of common shares, but after bonds, in distribution of earnings or in claim to the company's assets in the event of liquidation. They pay a fixed dividend but normally do not have voting rights, as with common shares.
Price-to-earnings ratio - The current market price of a stock divided by the company's net earnings per share for the year.
Primary deposits - Valuable minerals deposited during the original period or periods of mineralization, as opposed to those deposited as a result of alteration or weathering.
Private placement - Sale of shares to individuals or corporations outside the normal market, at a negotiated price. Often used to raise capital for a junior exploration company.
Pro rata - In proportion, usually to ownership, income or contribution.
Probable reserves - Valuable mineralization not sampled enough to accurately estimate the terms of tonnage and grade. Also called "indicated reserves."
Profit and loss statement - The income statement of a company detailing revenues minus total costs to give total profit.
Prospect - A mining property, the value of which has not been determined by exploration.
Prospectus - A document filed with the appropriate securities commission detailing the activities and financial condition of a company seeking funds from the public through the issuance of shares.
Proton precession magnetometer - A geophysical instrument which measures magnetic field intensity in terms of vertical gradient and total field.
Proven reserves - Reserves that have been sampled extensively by closely spaced diamond drill holes and developed by underground workings in sufficient detail to render an accurate estimation of grade and tonnage. Also called "measured reserves."
Proxy - A power of attorney given by the shareholder so that his stock may be voted by his nominee(s) at shareholders' meetings.
Pulp - Pulverized or ground ore in solution.
Put - An option to sell a stock at an agreed upon price within a specified time. The owner can present his put to the contracting broker at any time within the option period and compel him to buy the stock.
Pyramiding - The use of increased buying power to increase ownership arising from price appreciation.
Pyrite - A yellow iron sulphide mineral, normally of little value. It is sometimes referred to as "fool's gold".
Pyrrhotite - A bronze-colored, magnetic iron sulphide mineral.

Q

Quartz - Common rock-forming mineral consisting of silicon and oxygen.
Quartzite - A metamorphic rock formed by the transformation of a sandstone by heat and pressure.

R

Radioactivity - The property of spontaneously emitting alpha, beta or gamma rays by the decay of the nuclei of atoms.
Radon survey - A geochemical survey technique which detects traces of radon gas, a product of radioactivity.
Raise - A vertical or inclined underground working that has been excavated from the bottom upward.
Rake - The trend of an orebody along the direction of its strike.
Rare earth elements - Relatively scarce minerals such as niobium and yttrium.
Reaming shell - A component of a string of rods used in diamond drilling, it is set with diamonds and placed between the bit and the core barrel to maintain the gauge (or diameter) of the hole.
Reclamation - The restoration of a site after mining or exploration activity is completed.
Reconnaissance - A preliminary survey of ground.
Record date - The date by which a shareholder must be registered on the books of a company in order to receive a declared dividend, or to vote on company affairs.
Recovery - The percentage of valuable metal in the ore that is recovered by metallurgical treatment.
Refractory ore - Ore that resists the action of chemical reagents in the normal treatment processes and which may require pressure leaching or other means to effect the full recovery of the valuable minerals.
Regional metamorphism - Metamorphism caused by both the heat of igneous processes and tectonic pressure.
Replacement ore - Ore formed by a process during which certain minerals have passed into solution and have been carried away, while valuable minerals from the solution have been deposited in the place of those removed.
Resistivity survey - A geophysical technique used to measure the resistance of a rock formation to an electric current.
Resource - The calculated amount of material in a mineral deposit, based on limited drill information.
Resuing - A method of stoping in narrow-vein deposits whereby the wallrock on one side of the vein is blasted first and then the ore.
Reverberatory furnace - A long, flat furnace used to slag gangue minerals and produce a matte.
Rhyolite - A fine-grained, extrusive igneous rock which has the same chemical composition as granite.
Rib samples - Ore taken from rib pillars in a mine to determine metal content.
Rights - In finance, a certified right to purchase treasury shares in stated quantities, prices and time limits; usually negotiable at a price which is related to the prices of the issue represented; also referred to as warrants. Rights and warrants can be bought and sold prior to their expiry date because not all shareholders wish to exercise their rights.
Rock - Any natural combination of minerals; part of the earth's crust.
Rockbolting - The act of supporting openings in rock with steel bolts anchored in holes drilled especially for this purpose.
Rockburst - A violent release of energy resulting in the sudden failure of walls or pillars in a mine, caused by the weight or pressure of the surrounding rocks.
Rock factor - The number of cubic metres of a particular rock type required to make up one tonne of the material. One tonne of a highly siliceous ore may occupy 0.40 cubic metres, while a tonne of dense sulphide ore may occupy only 0.25 cubic metres.
Rock mechanics - The study of the mechanical properties of rocks, which includes stress conditions around mine openings and the ability of rocks and underground structures to withstand these stresses.
Rod mill - A rotating steel cylinder that uses steel rods as a means of grinding ore.
Room-and-pillar mining - A method of mining flat-lying ore deposits in which the mined-out area, or rooms, are separated by pillars of approximately the same size.
Rotary drill - A machine that drills holes by rotating a rigid, tubular string of drill rods to which is attached a bit. Commonly used for drilling large-diameter blastholes in open-pit mines.
Royalty - An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per tonne or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.
Run-of-mine - A term used loosely to describe ore of average grade.

S

Salting - The act of introducing metals or minerals into a deposit or samples, resulting in false assays. Done either by accident or with the intent of defrauding the public.
Sample - A small portion of rock or a mineral deposit taken so that the metal content can be determined by assaying.
Sampling - Selecting a fractional but representative part of a mineral deposit for analysis.
Sandstone - A sedimentary rock consisting of grains of sand cemented together.
Scaling - The act of removing loose slabs of rock from the back and walls of an underground opening, usually done with a hand-held scaling bar or with a boom-mounted scaling hammer.
Scarp - An escarpment, cliff or steep slope along the margin of a plateau, mesa or terrace.
Schist - A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.
Scintillation counter - An instrument used to detect and measure radioactivity by detecting gamma rays; more sensitive than a geiger counter.
Secondary enrichment - Enrichment of a vein or mineral deposit by minerals that have been taken into solution from one part of the vein or adjacent rocks and redeposited in another.
Sedimentary rocks - Secondary rocks formed from material derived from other rocks and laid down under water. Examples are limestone, shale and sandstone.
Seismic prospecting - A geophysical method of prospecting, utilizing knowledge of the speed of reflected sound waves in rock.
Self-potential - A technique, used in geophysical prospecting, which recognizes and measures the minute electric currents generated by sulphide deposits.
Semi-autogenous grinding (SAG) - A method of grinding rock into fine powder whereby the grinding media consist of larger chunks of rocks and steel balls.
Serpentine - A greenish, metamorphic mineral consisting of magnesium silicate.
Shaft - A vertical or inclined excavation in rock for the purpose of providing access to an orebody. Usually equipped with a hoist at the top, which lowers and raises a conveyance for handling workers and materials.
Shale - Sedimentary rock formed by the consolidation of mud or silt.
Shear or shearing - The deformation of rocks by lateral movement along innumerable parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.
Shear zone - A zone in which shearing has occurred on a large scale.
Sheave wheel - A large, grooved wheel in the top of a headframe over which the hoisting rope passes.
Shoot - A concentration of mineral values; that part of a vein or zone carrying values of ore grade.
Short selling - The borrowing of stock from a broker in order to sell it in the hope that it may be purchased at a lower price later on.
Short ton - 2,000 lbs. avoirdupois.
Shrinkage stoping - A stoping method which uses part of the broken ore as a working platform and as support for the walls of the stope.
Siderite - Iron carbonate, which when pure, contains 48.2% iron; must be roasted to drive off carbon dioxide before it can be used in a blast furnace. Roasted product is called sinter.
Silica - Silicon dioxide. Quartz is a common example.
Siliceous - A rock containing an abundance of quartz.
Sill - An intrusive sheet of igneous rock of roughly uniform thickness that has been forced between the bedding planes of existing rock.
Silt - Muddy deposits of fine sediment usually found on the bottoms of lakes.
Sinter - Fine particles of iron ore that have been treated by heat to produce blast furnace feed.
Skarn - Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolostone formation.
Skip - A self-dumping bucket used in a shaft for hoisting ore or rock.
Slag - The vitreous mass separated from the fused metals in the smelting process.
Slash - The process of blasting rock from the side of an underground opening to widen the opening.
Slate - A metamorphic rock; the metamorphic equivalent of shale.
Slickenside - The striated, polished surface of a fault caused by one wall rubbing against the other.
Sludge - Rock cuttings from a diamond drill hole, sometimes used for assaying.
Sodium cyanide - A chemical used in the milling of gold ores to dissolve gold and silver.
Solvent extraction-electrowinning (SX-EW) - A metallurgical technique, so far applied only to copper ores, in which metal is dissolved from the rock by organic solvents and recovered from solution by electrolysis.
Spelter - The zinc of commerce, more or less impure, cast from molten metal into slabs or ingots.
Sphalerite - A zinc sulphide mineral; the most common ore mineral of zinc.
Split - The shareholder-approved division of a company's outstanding common shares into a larger number of new common shares.
Spot price - Current delivery price of a commodity traded in the spot market.
Station - An enlargement of a shaft made for the storage and handling of equipment and for driving drifts at that elevation.
Step-out drilling - Holes drilled to intersect a mineralization horizon or structure along strike or down dip.
Stock exchange - An organized market concerned with the buying and selling of common and preferred shares and warrants by stockbrokers who own seats on the exchange and meet membership requirements.
Stockpile - Broken ore heaped on surface, pending treatment or shipment.
Stope - An excavation in a mine from which ore is, or has been, extracted.
Stop-loss order - An arrangement whereby a client gives his broker instructions to sell a stock if and when its price drops to a specified figure on the market.
Stratigraphy - Strictly, the description of bedded rock sequences; used loosely, the sequence of bedded rocks in a particular area.
Streak - A diagnostic characteristic of minerals, where scratching a sample on a piece of unglazed porcelain leaves powder of a characteristic color.
Street certificate - A certificate representing ownership in a specified number of shares that is registered in the name of some previous owner who has endorsed the certificate so that it may be transferred to a new owner without referral to transfer agent.
Striations - Prominent parallel scratches left on bedrock by advancing glaciers.
Strike - The direction, or bearing from true north, of a vein or rock formation measure on a horizontal surface.
Stringer - A narrow vein or irregular filament of a mineral or minerals traversing a rock mass.
Strip - To remove the overburden or waste rock overlying an orebody in preparation for mining by open pit methods.
Stripping ratio - The ratio of tonnes removed as waste relative to the number of tonnes of ore removed from an open-pit mine.
Strip mine - An open-pit mine, usually a coal mine, operated by removing overburden, excavating the coal seam, then returning the overburden.
Sub-bituminous - A black coal, intermediate between lignite and bituminous.
Sublevel - A level or working horizon in a mine between main working levels.
Subsidiary company - A company in which the majority of shares (a controlling position) is held by another company.
Sulphide - A compound of sulphur and some other element.
Sulphide dust explosions - An underground mining hazard involving the spontaneous combustion of airborne dust containing sulphide minerals.
Sulphur dioxide - A gas liberated during the smelting of most sulphide ores; either converted into sulphuric acid or released into the atmosphere in the form of a gas.
Sump - An underground excavation where water accumulates before being pumped to surface.
Sustainable development - Industrial development that does not detract from the potential of the natural environment to provide benefits to future generations.
Syenite - An intrusive igneous rock composed chiefly of orthoclase.
Sylvite - potassium chloride, the principal ore of potassium mined for fertilizer manufacturing.
Syncline - A down-arching fold in bedded rocks.
Syngenetic - A term used to describe when mineralization in a deposit was formed relative to the host rocks in which it is found. In this case, the mineralization was formed at the same time as the host rocks. (The opposite is epigenetic.)

T

Taconite - A highly abrasive iron ore.
Tailings - Material rejected from a mill after most of the recoverable valuable minerals have been extracted.
Tailings pond - A low-lying depression used to confine tailings, the prime function of which is to allow enough time for heavy metals to settle out or for cyanide to be destroyed before water is discharged into the local watershed.
Talus - A heap of broken, coarse rock found at the base of a cliff or mountain.
Telluride - A chemical compound consisting of the element tellurium and another element, often gold or silver.
Thermal coal - Coal burned to generate the steam that drives turbines to generate electricity.
Thickener - A large, round tank used in milling operations to separate solids from liquids; clear fluid overflows from the tank and rock particles sink to the bottom.
Tonnes-per-vertical-metre - Common unit used to describe the amount of ore in a deposit; ore length is multiplied by the width and divided by the appropriate rock factor to give the amount of ore for each vertical metre of depth.
Trading floor - the area of a stock exchange building where shares are bought and sold.
Trading post - An area on the trading floor of a stock exchange where current stock prices are listed and where the floor traders (representatives of brokerage firms) meet to buy or sell the stocks listed at that particular post.
Tram - To haul cars of ore or waste in a mine.
Treasury shares - The unissued shares in a company's treasury.
Trench - A long, narrow excavation dug through overburden, or blasted out of rock, to expose a vein or ore structure.
Trend - The direction, in the horizontal plane, of a linear geological feature, such as an ore zone, measured from true north.
Tube mill - An apparatus consisting of a revolving cylinder about half-filled with steel rods or balls and into which crushed ore is fed for fine grinding.
Tuff - Rock composed of fine volcanic ash.
Tunnel - A horizontal underground opening, open to the atmosphere at both ends.
Tunnel-boring-machine - A machine used to excavate a tunnel through soil or rock by mechanical means as opposed to drilling and blasting.

U

Umpire sample or assay - An assay made by a third party to provide a basis for settling disputes between buyers and sellers of ore.
Uncut value - The actual assay value of a core sample as opposed to a cut value which has been reduced by some arbitrary formula.
Underwrite - A firm commitment made by a broker or other financial institution to purchase a block of shares at a specified price.
Uraninite - A uranium mineral with a high uranium oxide content. Frequently found in pegmatite dykes.
Uranium - A radioactive, silvery-white, metallic element.

V

Vein - A fissure, fault or crack in a rock filled by minerals that have travelled upwards from some deep source.
Vendor - A seller. In the case of mining companies, the consideration paid for properties purchased is often a block of treasury shares. These shares are termed vendor shares and are normally pooled or escrowed.
Visible gold - Native gold which is discernible, in a hand specimen, to the unaided eye.
Volcanic rocks - Igneous rocks formed from magma that has flowed out or has been violently ejected from a volcano.
Volcanogenic - A term used to describe the volcanic origin of mineralization.
Voting right - The stockholder's right to vote in the affairs of the company. Most common shares have one vote each. Preferred stock usually has the right to vote when preferred dividends are in default.
Vug - A small cavity in a rock, frequently lined with well-formed crystals. Amethyst commonly forms in these cavities.

W

Wall rocks - Rock units on either side of an orebody. The hangingwall and footwall rocks of an orebody.
Warrant - See Rights.
Waste - Unmineralized, or sometimes mineralized, rock that is not minable at a profit.
Wedge - A technique of directing a diamond drill hole in a desired direction away from its current orientation.
Winze - An internal shaft.
Witness post - A claim post placed on a claim line when it cannot be placed in the corner of a claim because of water or difficult terrain.
Working capital - The liquid resources a company has to meet day-to-day expenses of operation; defined as the excess of current assets over current liabilities.
Writeoffs - Amounts deducted from a company's reported profit for depreciation or preproduction costs. Writeoffs are not an out-of-pocket expense, but reduce the amount of taxable profit.

X

Xenolith - A fragment of country rock enclosed in an intrusive rock.

Y

Yield - The current annual dividend rate expressed as a percentage of the current market price of the stock.

Z

Zone - An area of distinct mineralization.
Zone of oxidation - The upper portion of an orebody that has been oxidized.